KELLER & COMPANY, INC.
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX

May 30, 1996


Board of Directors
Madison First Federal Savings and Loan Association
233 E. Main Street
Madison, IN 47250

 Re: Subscription Rights -- Conversion of Madison First Federal Savings and Loan
                                   Association
                                Madison, Indiana

Gentlemen:

The purpose of this letter is to provide an opinion of the value of the subscription rights of the "to be issued" common stock of River Valley Bancorp ("River Valley" or the "Corporation"), Madison, Indiana, in regard to the conversion of Madison First Federal Savings and Loan Association ("Madison First Federal") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association.

Because the Subscription Rights to purchase shares of Common Stock in Madison First Federal, which are to be issued to the depositors of Madison First Federal and the other members of Madison First Federal and will be acquired by such recipients without cost, will be nontransferable and of short duration and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in a Direct Community Offering, we are of the opinion that:

         (1) The Subscription Rights will have no ascertainable fair market value, and;

         (2) The price at which the Subscription Rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise.

Further, it is our opinion that the Subscription Rights will have no economic value on the date of distribution or at the time of exercise, whether or not a community offering takes place.

Sincerely,

KELLER & COMPANY, INC.

By:      /s/ Michael R. Keller
         ------------------------
         Michael R. Keller
         President